Exhibit 10.51

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amended Agreement”) is made this 1st day of February, 2014 (the “Effective Date”), between Univar Inc., a Delaware corporation (“Univar”), and Mark J. Byrne (“Executive”).

RECITALS

A. Univar is engaged in the chemical distribution business.

B. Univar established a new business unit called BCS. Univar anticipates that the BCS business will focus on the following products: caustic soda, KOH, sodium hypochlorite (bleach), chlorine, HCl, sulfuric acid, sodium bisulfite and blends of these products (the “BCS Products”).

C. Univar established a “BCS Supervisory Board” to address strategy, performance and customer and supplier issues pertaining to the BCS business.

D. Univar entered into an Employment Agreement with Executive on January 31, 2013 (effective February 4, 2013) pursuant to which it engaged Executive to assist in the establishment of the BCS business and to serve as the Chairman of the BCS Supervisory Board (the “Employment Agreement”).

E. Univar and Executive wish to amend the terms of the Employment Agreement as of the Effective Date by entering into this Amended Agreement to replace the Employment Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree as follows:

1. Employment.

1.1 Employment and Title. As of the Effective Date, Univar hereby agrees to employ Executive (either directly or through an Affiliate, as defined below in Section 6.7), and Executive agrees to be employed by Univar (or an Affiliate), as the Chairman of the Univar Commodities Oversight Board. In this role, Executive will report directly to the Chief Executive Officer of Univar. This Amended Agreement amends and restates, as of the Effective Date, in its entirety the Employment Agreement (which shall be of no further force or effect as of the Effective Date).

1.2 Work Location. Executive shall work from Executive’s home office in California, with travel as mutually agreed upon by Executive and Univar.

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1.3 Duties. Executive agrees to perform the duties and services pertaining to the Chairman position, which shall be mutually agreed upon by Executive and Univar but which are not expected to exceed five (5) days per month. While Executive shall be responsible for performing such duties and services, Executive shall not be required to work a specific number of days per month and shall have sole discretion as to the scheduling of his work and travel for Univar. Univar and Executive shall work cooperatively and in good faith to establish duties and objectives for Executive that are consistent with his position as a non-executive Chairman and his flexible work schedule, and such duties shall consist solely of providing guidance or advice to operating executives, and shall not include any operating or supervisory responsibilities. Executive understands and agrees that the compensation specified in this Amended Agreement fully compensates him for all hours worked for Univar, except that Executive shall receive additional compensation for any duties performed as a member of the Univar Board of Directors.

1.4 Expectations. Executive shall follow the reasonable instructions of the Chief Executive Officer of Univar and will comply in all material respects with all rules, policies and procedures of Univar as modified from time to time to the extent that they are not inconsistent with this Amended Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. Univar recognizes and agrees that Executive may engage in outside activities unrelated to his employment with Univar or an Affiliate pursuant to this Amended Agreement, including by way of example and without limitation service on one or more boards of directors of charitable, research and/or educational institutions or for profit businesses subject to the following proviso; provided, however, that Executive shall not engage in any other business activity while employed pursuant to this Amended Agreement that prevents him from carrying out his obligations under this Amended Agreement or otherwise conflicts with such obligations, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term. Univar anticipates that Executive will remain employed pursuant to this Amended Agreement through December 31, 2014. Unless Executive’s employment is terminated earlier pursuant to Section 5 below, this Amended Agreement and Executive’s employment shall automatically terminate at the close of business on December 31, 2014. Notwithstanding the foregoing, Executive’s employment pursuant to this Amended Agreement shall be terminable at-will, and, in such case either Executive or Univar may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Amended Agreement, and without notice, subject to the requirements set forth below in Section 5. Any termination of Executive’s employment by Executive or Univar (other than by death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Amended Agreement.

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3. Compensation. For the duration of Executive’s employment under this Amended Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following subparagraphs and subject to applicable withholdings and deductions:

3.1 Salary. Executive shall be paid a gross salary at the rate of $300,000 per year (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment and payable in equal installments in accordance with Univar’s normal payroll practices. Univar may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors, including roles and responsibilities, and may determine in its sole discretion whether any increase in the Annual Base Salary shall be made. For clarity, Executive shall continue to receive the Annual Base Salary under the Employment Agreement until the Effective Date of this Amended Agreement.

3.2 Annual Bonus. Univar will provide Executive with the opportunity for annual cash bonus awards in accordance with its management incentive plans and the financial performance targets set for Executive thereunder which shall be based on the performance of Univar versus the annual operating plan for Univar and shall be based upon the same metrics and criteria upon which the annual cash bonus of the chief executive officer is based (“Annual Bonus”), with a target amount equal to 100% of the Annual Base Salary (the target bonus as a percentage of Annual Base Salary for calendar year 2014, as in effect from time to time, is hereinafter referred to as the “Target Bonus”), and a maximum Annual Bonus equal to 200% of the Annual Base Salary in the event of overperformance of Univar versus the annual operating plan. Except as provided in Section 5.2.3, Executive’s Annual Bonus for 2014, if any, shall be prorated based on the percentage of the calendar year 2014 that Executive is employed pursuant to this Amended Agreement. Any Annual Bonus payable pursuant to the management incentive plan shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates. The specific financial performance targets for 2014 will be mutually agreed upon by Executive and Univar within sixty (60) days after the Effective Date. In addition, Executive shall receive, not later than March 15, 2014, an Annual Bonus (as defined in the Employment Agreement) for 2013 in the amount of $554,736 and no Incentive Bonus (as defined in the Employment Agreement) for 2013.

3.3 Equity Purchase Opportunity. Executive shall have the opportunity (but not the obligation) to purchase up to 100,000 shares of Univar common stock at a purchase price of the Fair Market Value (as defined in the Equity Plan, and as reflected in the valuation of the common stock as of December 31, 2013 performed by an independent valuation firm in compliance with Section 409A) per share, such opportunity to be exercisable within four (4) weeks of the Effective Date (the “Equity Purchase Opportunity”). The terms and conditions and definitive agreements for the Equity Purchase Opportunity shall be substantially the same as the terms and conditions and definitive agreements of other senior executive purchases of Univar stock (including the applicable Subscription Agreement), and the Equity Purchase Opportunity shall be subject to the 2011 Univar Stock Incentive Plan (as amended, the “Equity Plan”) and the applicable Univar Stockholder Agreements.

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3.4 Stock Options. No later than ten (10) days following the Effective Date, the Company shall grant Executive options to purchase 500,000 shares of Univar common stock at a strike price equal to the Fair Market Value (as defined in the Equity Plan, and as reflected in the valuation of the common stock as of December 31, 2013 performed by an independent valuation firm in compliance with Section 409A) per share, vesting in twelve (12) equal installments on the last day of each calendar month of 2014 (the “Stock Options”). Except for the vesting schedule, the Stock Options shall be reflected in a Stock Option Agreement substantially the same as those of other options grants to Univar senior executives and shall be subject to the 2011 Univar Stock Incentive Plan (together with the documents referenced in Section 3.3, the “Equity Documents”) but excluding any additional noncompete or nonsolicit restrictions on the Executive.

4. Other Benefits.

4.1 Certain Benefits. With regard to medical, dental and vision insurance coverage, Univar shall continue to honor its obligations to Executive pursuant to Section 3 of the Separation Agreement between Executive and Univar dated September 30, 2011 (the “2011 Separation Agreement”) and no provision of this Amended Agreement or the employment of Executive hereunder shall modify or limit in any way Executive’s rights under the 2011 Separation Agreement. Executive may also participate in employee benefit programs established by Univar for personnel on a basis commensurate with Executive’s position and in accordance with and subject to the terms of Univar’s benefit plans and arrangements from time to time, including eligibility requirements, but nothing herein shall require the adoption, maintenance or modification of any such plan. Provided, however, that given Executive’s home-office work location, Executive will not be provided a car allowance.

4.2 Vacation and Holidays. Executive shall be entitled to all public holidays observed by Univar. Given Executive’s flexible work schedule and home office, Executive shall not be eligible for vacation days in accordance with the vacation policy applicable to regular employees of Univar.

4.3 Expenses. Univar shall reimburse Executive in accordance with Univar’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. Univar will pay Executive a one-time allowance for legal and financial expenses incurred in the negotiation and preparation of this Amended Agreement in a gross amount not to exceed $10,000, which expenses shall be incurred not later than February 15, 2014 and paid to Executive within thirty (30) days of presentation of documentation evidence of the same in a manner that satisfies Internal Revenue Code Section 409A. In addition to Executive’s regular work-related travel expenses, Univar will pay the travel expenses of Executive’s spouse when she travels for the purposes of accompanying and/or visiting Executive when he travels in furtherance of his work for Univar.

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5. Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state and local withholdings and deductions. Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Amended Agreement or from Executive’s employment or its termination, except as required by law. For purposes of this Amended Agreement, to the extent required by Internal Revenue Code Section 409A (“Section 409A”), all payments to be made upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A.

5.1 By Univar with Cause or by Executive without Good Reason. If Univar terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason (and not due to Total Disability, as defined below in Section 5.3), Executive shall be paid unpaid Annual Base Salary earned through the termination date.

5.1.1. “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties (except where due to a physical or mental incapacity) with respect to Univar or its Affiliates, which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by Univar, (ii) conviction of or plea of nolo contendere to (A) the commission of a felony by Executive or (B) any misdemeanor that is a crime of moral turpitude, (iii) willful and gross misconduct in connection with his employment duties, or (iv) breach of the covenants to which Executive is subject pursuant to Section 6.06 of the Purchase and Sale Agreement, dated as of October 10, 2010, by and among Basic Chemical Solutions, L.L.C., each of the persons listed on Annex I of that agreement under the heading of “Seller,” and Univar Inc. (the “Purchase Agreement”). No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Univar. No failure of Executive, BCS, or Univar to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause. Notwithstanding anything herein to the contrary, no termination shall be treated as for “Cause” (and any such termination shall instead be treated as without “Cause”) unless (i) Executive has been given not less than fifteen (15) business days’ written notice by the Board of Directors of Univar (the “Board”) of its intention to terminate Executive’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based (the “Board Notice”), (ii) the Board Notice is delivered not later than sixty (60) days after the Board’s learning of such act or acts or failure or failures to act, and (iii) the Board has thereafter provided Executive with a copy of a resolution duly adopted by the Board (after Executive has been given a reasonable opportunity, together with counsel, to be heard before the Board) confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, and no cure was timely effected.

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5.1.2. “Good Reason,” as used herein, shall mean: (i) a material reduction in Executive’s Annual Base Salary or annual incentive compensation opportunity (including Executive’s opportunity with respect to the Annual Bonus under Section 3.2), in each case (a) other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event; (ii) a material diminution in Executive’s title, reporting relationship to the Chief Executive Officer, or duties and responsibilities, other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event; (iii) a transfer of Executive’s workplace from his home office; or (iv) the failure of a successor to have assumed this Amended Agreement in connection with any sale of Univar or the BCS business, where such assumption does not occur by operation of law; provided that in order for an event described in this Section 5.1.2 to constitute Good Reason, Executive must provide notice to Univar (in accordance with Section 16 of this Amended Agreement) within thirty (30) business days of the initial existence of such event.

5.2 By Univar other than for Cause, Death or Total Disability, or by Executive for Good Reason. If, prior to December 31, 2014, (a) Univar terminates Executive’s employment other than for Cause, death or Total Disability, or (b) Executive terminates Executive’s employment for Good Reason in the absence of Cause or Total Disability, Univar shall pay to Executive the amounts set forth below; provided, however, that Executive’s entitlement to the amount described in Section 5.2.2 is conditioned upon Executive executing and not revoking a release (which shall be provided to Executive not later than ten (10) calendar days from the date of such termination) substantially in the form attached as Exhibit A (the “Release”), subject to appropriate revisions based on the particular circumstances of the termination, within the applicable twenty-eight (28) or fifty-two (52) day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, following the conclusion of the Applicable Release Period.

5.2.1 Unpaid Annual Base Salary earned through the termination date;

5.2.2 A severance payment, payable in a lump sum payment not later than fifteen (15) days following the expiration of the Applicable Release Period, in a gross amount equal to the Annual Base Salary for the year in which Executive’s employment terminates, less applicable withholdings and deductions (the “Severance Payment”); and

5.2.3 The full amount of any Annual Bonus, paid at the times for payment provided in Section 3.2, as if Executive were employed for the full calendar year in which Executive’s employment terminates pursuant to this Section 5.2.

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5.3 Total Disability. If Univar or Executive terminates Executive’s employment due to Executive’s Total Disability, Univar shall pay to Executive any unpaid Annual Base Salary earned through the termination date and (within 90 days of the date of termination) the Severance Payment. “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy in effect at the time of termination, if one exists. If Univar does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to ninety (90) calendar days in a twelve (12) month period, provided, however, that this period may be extended in the sole discretion of the Chief Executive Officer of Univar.

5.4 Death. If Executive’s employment terminates due to death, Univar shall pay to Executive’s estate the unpaid Annual Base Salary earned through the termination date and (within 90 days of the date of termination) the Severance Payment.

5.5 Automatic Termination after December 31, 2014. If not terminated earlier pursuant to the preceding provisions of this Section 5, Executive’s employment with Univar (or an Affiliate, as applicable) pursuant to this Amended Agreement shall automatically terminate at the close of business on December 31, 2014. In the event of such termination, Executive shall not be entitled to the Severance Payment, but Univar shall pay to Executive the unpaid Annual Base Salary earned through the termination date, and the Annual Bonus (if any) shall be paid to Executive in accordance with the terms and payment timing set forth in Section 3.2.

6. Confidential Information

6.1 Executive recognizes that the success of Univar and its current and future Affiliates depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential, including without limitation information to which Executive has access while employed by Univar, whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar and its Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that

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(a) was, or at any time becomes, available in the public domain, other than through a violation of this Amended Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified Univar or the applicable Affiliate immediately after receipt of such order or requirement and allowed Univar and/or the Affiliate a meaningful opportunity to apply for protective measures.

6.3 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein, other than those set forth in Section 9 of the Consulting Agreement between Executive and Univar dated September 30, 2011 which, by the terms of that agreement, survive indefinitely beyond the prior termination of that agreement on September 30, 2012.

6.5 Executive’s obligations under this Section 6 are in addition to any obligations that Executive has under state or federal law.

6.6 Executive agrees that in the course of Executive’s employment, Executive will not violate in any way the rights that any entity, including without limitation any current or former employer, has with regard to trade secrets or proprietary or confidential information.

6.7 For purposes of this Amended Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar, whether through ownership of voting securities, by contract or otherwise.

6.8 Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of Executive’s employment.

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7. Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Executive shall deliver to Univar all such material in Executive’s possession or control upon Univar’s request and in any event upon the termination of Executive’s employment. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request.

8. Inventions.

8.1 Executive understands and agrees that all Inventions are the exclusive property of Univar. As used in this Amended Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Univar or Affiliates (whether or not during working hours) or within three (3) months thereafter and related to the BCS business then existing or the BCS business then proposed. In recognition of Univar’s ownership of all Inventions, Executive shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and (subject to Section 8.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 Executive understands that Executive’s obligation to assign inventions shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of Univar was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the BCS business, or (ii) to Univar’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Univar.

8.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar, its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights.

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Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

8.4 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Amended Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment pursuant to this Amended Agreement and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”). If during Executive’s employment, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses in connection with his work for Univar, any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliate, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

8.6 For clarification and the avoidance of doubt, any provision in this Section 8 requiring Executive to assign Inventions to Univar shall not apply to any invention of Executive that qualifies for exclusion from assignment under Revised Code of Washington 49.44.140 or California Labor Code §2870.

9. Non-Solicitation and Non-Competition. Executive acknowledges and agrees that he intended to be personally obligated, and is personally obligated, by the restrictions in Section 6.06 of the Purchase Agreement, and that these restrictions, as applicable to Executive pursuant to the terms of the Purchase Agreement, are not modified in any way by this Amended Agreement and shall continue until the Restricted Period (as that term is defined in the Purchase Agreement) has expired.

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10. Remedies. Notwithstanding any other provisions of this Amended Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Amended Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction restraining Executive from violation of the terms of this Amended Agreement upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Amended Agreement, including Sections 6, 7, 8 or 9.

11. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Amended Agreement.

12. Disclosure. Executive agrees fully and completely to reveal the terms of Sections 6, 7, 8 and 9 of this Amended Agreement, as well as the restrictive covenants in Section 6.06 of the Purchase Agreement (if the Restricted Period as described in that agreement has not expired), to any future employer or consulting client of Executive and authorizes Univar and its Affiliates, at their election, to make such disclosure.

13. Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Amended Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Amended Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

14. Assignability. During Executive’s employment, this Amended Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Amended Agreement without Executive’s consent to a successor by sale, merger or liquidation, if such successor carries on the BCS business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and, notwithstanding anything in this Amended Agreement, to the extent consistent with Section 409A, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Amended Agreement. This Amended Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns.

15. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by e-mail, by hand, or by registered or certified mail, at a valid address of Executive on file with Univar, or in the case of Univar, at the address of its principal executive offices, attention to the General Counsel, or such other address as may be provided to each party by the other, and shall be considered given upon receipt except that any notice by registered or certified mail shall be considered given three (3) business days after the date of deposit thereof in the U.S. mail.

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16. Severability. If any provision of this Amended Agreement or compliance by any of the parties with any provision of this Amended Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Amended Agreement, which provisions will remain binding on the parties.

17. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Amended Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

18. Governing Law. The validity, construction and performance of this Amended Agreement shall be governed by the laws of the State of California without regard to the conflicts of law provisions of such laws.

19. Survival. Notwithstanding anything to the contrary in this Amended Agreement, the obligations of this Amended Agreement shall survive a termination of this Amended Agreement or the termination of Executive’s employment, except for obligations under Sections 1, 2, 3 and 4.

20. Entire Agreement. This Amended Agreement and the other agreements expressly referenced herein (including the Equity Documents, Employment Agreement, the 2011 Separation Agreement and the Purchase Agreement) contain the entire agreement of Executive and Univar with respect to the subject matter herein and therein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Amended Agreement related to the terms and conditions of Executive’s employment with Univar or any Affiliate or predecessor entity of Univar from and after the Effective Date; provided, however, that Executive and Univar understand and agree that the 2011 Separation Agreement and the parties’ obligations pursuant to the Purchase Agreement are not modified or affected in any way by this Amended Agreement or Executive’s employment with Univar or any Affiliate, nor shall this Amended Agreement or such employment be construed as a waiver of either parties’ rights pursuant to the Employment Agreement, the 2011 Separation Agreement or the Purchase Agreement. This Amended Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Chief Executive Officer of Univar or a person delegated responsibility by the Board.

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21. Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Amended Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates. Executive acknowledges that Executive has been advised by Univar that Executive is entitled to have this Amended Agreement reviewed by an attorney of his selection, at Executive’s expense (but subject to Section 4.3), prior to signing, and that Executive has done so.

22. Delayed Payment under certain Circumstances. Notwithstanding anything in this Amended Agreement to the contrary, to the extent required to avoid an additional income tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 5.2.2, 5.3 or 5.4 due to Executive’s separation from service shall be delayed for a period of six (6) months if Executive is a “specified employee” as defined in Internal Revenue Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the six-month anniversary of Executive’s separation from service.

23. Section 409A. Notwithstanding the other provisions hereof, this Amended Agreement is intended to comply with the requirements of Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Amended Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts, and accordingly, the right to a series of installment payments under this Amended Agreement shall be treated as a right to a series of separate payments. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Amended Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Amended Agreement (or if no such period is specified, during Executive’s lifetime), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties have duly signed and delivered this Amended and Restated Employment Agreement as of the day and year first above written.

UNIVAR INC.

By	/s/ J. Erik Fyrwald
J. Erik Fyrwald
Chief Executive Officer

EXECUTIVE

/s/ Mark J. Byrne
Mark J. Byrne

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EXHIBIT A

UNIVAR INC.

RELEASE

This Release (“Release”) is entered into by                 (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc., or any affiliate of Univar Inc., as applicable (the “Company”).

1. Executive’s last day of employment with the Company was                  (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any Affiliates (as defined below in Section 3).

2. Executive has been provided all compensation and benefits earned Executive by virtue of Executive’s employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date, and excluding amounts Executive may be eligible to receive pursuant to Section 4.3 or Section 5.2 of the Amended Employment Agreement dated February 1, 2014 (the “Amended Agreement”) or benefits to which Executive may still be entitled pursuant to the Separation Agreement between Executive and the Company dated September 30, 2011 (the “2011 Separation Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, including without limitation Section 5.2 of that agreement, Executive hereby releases the Company and Affiliates, including without limitation Univar USA Inc., and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, the 2011 Separation Agreement, or Section 4.3 or Section 5.2 of the Employment Agreement, claims by Executive challenging the validity of this Release in connection with claims arising under the ADEA, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law. This waiver and release shall not apply to claims arising after Executive’s execution of this Release. For purposes of this Release, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar Inc., whether through ownership of voting securities, by contract or otherwise.

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4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Moreover, while nothing in this Release restricts Executive from bringing before any fair employment practices agencies matters for which such agencies have jurisdiction, or cooperating in any investigation by any such agency, Executive covenants and promises that he waives, releases, and shall not accept any benefits of any administrative or agency action. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to the Company all property of the Company and Affiliates, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or any its Affiliate or that Executive generated in the course of employment with the Company.

6. Executive specifically agrees as follows:

a. Executive has carefully read this Release [(if applicable), including the attached Exhibit A setting forth various disclosures regarding the applicable separation program as required by the ADEA,] and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Release;

c. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d. Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

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f. Executive understands he has a period of at least [twenty-one (21)] [forty-five (45)] days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g. If during the [twenty-one (21)] [forty-five (45)]day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void; the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h. Executive may accept this Release before the expiration of the [twenty-one (21)] [forty-five (45)] days, in which case Executive shall waive the remainder of the [twenty-one (21)-day] [forty-five (45)-day] waiting period.

7. Executive hereby acknowledges his obligation to comply with any and all obligations that survive the termination of his employment with the Company pursuant to the Employment Agreement, including without limitation obligations with respect to confidentiality, assignment of inventions, non-competition and non-solicitation.

8. Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9. With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

(Signature)

(Print Name)

Dated:

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